EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-109366 of Knology, Inc. on Form S-2 of our reports dated February 14, 2003, relating to the consolidated financial statements of Knology, Inc. and subsidiaries as of December 31, 2002 and for the year ended December 31, 2002 (which report expresses unqualified opinions and includes explanatory paragraphs concerning: (1) the company’s change in its method of accounting for stock-based compensation to conform with Statement of Financial Accounting Standards No. 123, (2) the company’s change in its method of accounting for goodwill and other intangible assets to conform with Statement of Financial Accounting Standards No. 142, and, (3) the application of procedures relating to certain disclosures and reclassifications of financial statements amounts related to the 2001 and 2000 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) and the 2002 consolidated financial statement schedule appearing in the Annual Report on Form 10-K of Knology Inc. and subsidiaries for the year ended December 31, 2002, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    DELOITTE & TOUCHE LLP

Atlanta, Georgia

November 12, 2003